Exhibit 99.1

Entravision Announces Leadership Appointments to Support Strategic Priorities

Mark Boelke Named Chief Financial Officer and Treasurer

Bill McNally Named Chief Accounting Officer and Corporate Controller

Jeff DeMartino Named General Counsel and Secretary

SANTA MONICA, Calif.-- May 9, 2024 -- Entravision Communications Corporation (NYSE: EVC) (“Entravision” or the “company”) announced today the following leadership appointments to support the execution of the company’s strategic and operational priorities, including continuing to grow its U.S. media television, audio and digital platforms and Smadex, its programmatic ad purchasing platform:

• Mark Boelke, most recently General Counsel and Secretary of Entravision, has been appointed Chief Financial Officer and Treasurer, succeeding Christopher Young, who is departing the company.

• Bill McNally, most recently Corporate Controller of Entravision, has been appointed Chief Accounting Officer and Corporate Controller.

• Jeff DeMartino, most recently Deputy General Counsel of Entravision, has been appointed General Counsel and Secretary, succeeding Mr. Boelke.

Entravision is also streamlining its management structure to align with its strategic and operational needs. Juan Saldivar, Chief Strategy Officer, is departing Entravision with his responsibilities assumed by existing members of the management team.

Michael Christenson, Chief Executive Officer, said, “In addition to serving as a strong partner to me since I joined Entravision last year, Mark steps into the CFO role with significant experience guiding the company through change and initiatives like those important to our success today. During his almost 20 years with Entravision, Mark has helped oversee cost reduction programs and key acquisitions that have strengthened our product portfolio and audience reach. He is a proven team builder, working with the Board of Directors, management and sales and operations teams around the world to help advertisers reach audiences and consumers. I have tremendous confidence in Mark and the contributions he will make as CFO as we focus on our strategic and operational priorities, and I am confident in Entravision’s long-term opportunities.”

Mr. Boelke said, “I am excited to serve as CFO and leverage my knowledge of the company and our industry to help shape Entravision’s path forward. With our financial strength and premier advertising and marketing platforms, we have a solid foundation for profitable growth and value creation. I look forward to working with Mike, our finance team and our Entravision colleagues in my new role.”

Mr. Christenson continued, “Bill and Jeff both have proven records of accomplishment here at Entravision and at other companies. I am delighted to welcome them to their new roles. On behalf of the Entravision team, I also want to thank Chris and Juan for their dedication and service to the company. We wish them all the best.”

About Mark Boelke

Mr. Boelke has over three decades of business and legal experience, including in the media, advertising and technology industries. Mr. Boelke served as our General Counsel and Secretary since 2006, after joining Entravision in 2005 as our Deputy General Counsel and Vice President of Legal Affairs. In these roles, Mr. Boelke has provided advice and leadership to Entravision on mergers and acquisitions, strategic partnerships, equity and debt matters, corporate finance, IP, employment and other regulatory, risk management and compliance matters. Before joining Entravision, Mr. Boelke was an attorney at O’Melveny & Myers LLP, where he advised public and private companies on similar matters. Mr. Boelke earned his law degree from the University of Minnesota and a Bachelor of Arts degree from St. Olaf College.

About Bill McNally

Mr. McNally was appointed Entravision’s Corporate Controller in 2013. He previously served as Director of Financial Reporting from 2010 to 2013 and as Regional Controller from 2004 to 2010. Prior to joining Entravision, he served as Audit Manager at PwC. Mr. McNally earned his Bachelor of Arts degree in Business Economics from UCLA, with a minor in Accounting, and earned his CPA in 2004.

About Jeff DeMartino

Mr. DeMartino was appointed Deputy General Counsel, Executive Vice President of Digital and Assistant Secretary of Entravision in 2023 after having served as Deputy General Counsel since 2019. He joined Entravision in 2016 as Associate General Counsel. Previously, he served as an attorney at Morgan, Lewis & Bockius LLP and began his legal career at Simpson Thacher & Bartlett LLP. Mr. DeMartino earned his law degree from University of Michigan and a Bachelor of Arts degree from Georgetown University.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations, and the Company disclaims any duty to update any forward-looking statements made by the Company. From time to time, these risks, uncertainties and other factors are discussed in the Company’s filings with the Securities and Exchange Commission.

About Entravision Communications Corporation

Entravision is a global media, advertising and technology solutions company that connects advertisers to audiences and consumers in the U.S., Latin America, Europe and Asia. Our U.S. media portfolio includes television stations, radio stations and digital media platforms that target Hispanic audiences, including as the largest affiliate group of the Univision and UniMás television networks. Smadex, our programmatic advertising purchasing platform, delivers targeted advertising to audiences around the world. Shares of Entravision Class A Common Stock trade on the NYSE under ticker: EVC. Learn more about our offerings at entravision.com or connect with us on LinkedIn and Facebook.

Contacts

Mark Boelke Roy Nir

Chief Financial Officer and Treasurer Assistant Controller, VP Financial Reporting

Entravision Communications Corporation & Investor Relations

310-447-3870 Entravision Communications Corporation

mboelke@entravision.com 310-447-3870

rnir@entravision.com